Exhibit 99.1

Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 977-3000

Paul M. Roberts
Director of Communications
(978) 326-4213

Analogic Corporation Reports Results
for Its Third Quarter 2005

PEABODY, MA (June 7, 2005) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today results for its third quarter ended April 30, 2005.

Revenues for the third quarter ended April 30, 2005, were $94,166,000, compared with the prior year’s third-quarter revenues of $88,972,000, an increase of 6%. During the quarter the Company realized a gain of $43,829,000 from the sale of marketable securities. The Company also recorded asset writedowns of $5,587,000. After recording the gain on sale of marketable securities and the asset writedowns, the Company reported net income and diluted earnings per share of $28,120,000 and $2.07, respectively. This compares with net income of $1,140,000, or $0.08 per diluted share, for the prior year’s third quarter.

Revenues for the nine months ended April 30, 2005, were $262,573,000, compared with the prior year’s nine-months revenues of $253,322,000, an increase of 4%. During the nine-month period, the Company realized a gain of $43,829,000 from the sale of marketable securities. The Company also recorded asset writedowns of $6,534,000 during the period. After recording the gain on sale of securities and the asset writedowns, the Company reported net income and diluted earnings per share of $24,575,000 and $1.81, respectively. This compares with net income of $4,450,000, or $0.33 per diluted share, for the same period a year earlier.

During the third quarter, the Company recorded a gain of $43,829,000 from the sale of the Company’s 14.6% interest in Cedara Software Corp. of Mississauga, Ontario, Canada. The net income attributable to the sale of these marketable securities was $27,388,000, or $2.01 per diluted share. The asset writedowns of $5,587,000 recorded by the Company during the quarter related to the Company’s medical technology business and resulted from the writedown of certain investments to their net realizable values and the abandonment of certain technologies due to the realignments of the Company’s marketing, research, and development activities. The net loss attributable to the writedown of assets was $4,184,000, or $0.31 per diluted share.

Sales of the Company’s advanced medical subsystems continued to grow during the quarter, improving on their very strong third quarter a year earlier. These included sales of Data Acquisition Systems (DASs) for Computed Tomography (CT), and power systems for Magnetic Resonance Imaging (MRI). Sales of medical and security CT systems were also up strongly over the prior year’s third quarter. Sales of cardiac information management systems, as expected, were down from a year earlier, as were sales of patient monitors, digital radiography systems and subsystems, and embedded multicomputing systems.

John Wood, President and CEO, commented, “The results from operations, excluding the effect of the asset writedowns, were a modest improvement over the prior year’s third quarter. As we had anticipated, sales of Camtronics cardiac information management equipment were below original expectations as a result of its revenue recognition issues earlier in the year. Fortunately, those issues are being resolved and there are clear indications that the new management at Camtronics is affecting a turnaround of the business. Sales of Digital Radiography (DR) systems through our ANEXA subsidiary and DR subsystems through our Anrad subsidiary were also lower than originally expected. In addition, shipments of patient monitors were less than expected due to an OEM customer’s decision to discontinue marketing one of the models that we developed and manufactured for them.”

Operating costs were somewhat higher for the quarter due to the Company’s continuing investment in research and development. For example, the investment required to produce a new generation of Selenium technology for digital radiography is proving to be substantially higher than originally estimated. In the second quarter, the Company began to accelerate development of a new generation of multi-slice medical CT systems, and continued to develop a number of new subsystems and security systems. General and Administrative costs were also up, primarily due to expenses incurred in connection with the Company’s efforts to comply with the requirements of the Sarbanes-Oxley Act.

Wood said that while this quarter’s results were not satisfactory, Analogic is clearly on the right course. Security Systems revenues increased substantially over the prior year. During the quarter, the Company also received an order for approximately $25,000,000 for new EXplosive Assessment Computed Tomography (EXACT™) Systems from L-3 Communications, to be delivered before the end of February 2006. Shortly after the close of the quarter, the Company received notice that the Explosives Detection System (EDS) upgrade that it developed with Lockheed Martin had been certified by the U.S. Transportation Security Administration (TSA). Prototypes are expected to go into field trial during the second half of this calendar year and production is expected to begin early in the next calendar year. Shortly after the close of the quarter, Analogic’s innovative COBRA Checkpoint Security System was installed at Boston’s Logan International Airport for field trials. That system is performing very well, and the Company is building additional prototypes for further field testing. Meanwhile, design and development work continues on two new generations of EDSs, targeted for release in 2007 and 2011 respectively, under grants received from the TSA.

“We are also confident of our direction in medical imaging,” Wood said. “During the quarter we generated considerable customer enthusiasm for the first prototypes of a new generation of compact, modular, liquid-cooled radio frequency amplifiers for MRI. Subsequent to the quarter, we also delivered the first prototypes of a compact, proprietary Application-Specific Integrated Circuit (ASIC) for a new generation of CT data acquisition systems. Our medical subsystems business is very strong and growing.”

On the system level, during the quarter Analogic concluded an agreement to develop a new family of multi-slice computed tomography systems for a well known OEM customer; ANEXA began increasing its sales force to give it broader geographical reach; and B-K Medical introduced the Mini Focus, the first in its new generation of ultrasound scanners.

“Considerable progress was made during the quarter on the development of both security and medical imaging systems,” said Wood. “We remain confident that aggressive development of a number of new imaging systems will soon complement the continuing growth in our medical subsystems business and will provide the basis for substantive, long-term growth for the Company.”

Analogic will conduct an investor conference call on Tuesday, June 7, at 11:00 a.m. ET to discuss results for the third quarter ended April 30, 2005, and recent developments.
To participate in the conference call, dial 1-888-282-6043 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic Conference. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Tuesday, June 28. A telephone digital replay will be available approximately two hours after the call is completed through midnight, Thursday, June 9. To access the digital replay, dial 1-800-642-1687. The conference ID number is 6596344.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multiprocessing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of June 7, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 7, 2005.

Condensed Consolidated Statements of Operations (in thousands, except share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Net Revenue:
Product	$87,230	$82,573	$242,517	$232,146
Engineering	5,221	4,733	13,630	15,329
Other	1,715	1,666	6,426	5,847
Total net revenue	$94,166	$88,972	$262,573	$253,322
Cost of sales:
Product	53,111	50,046	147,744	138,554
Engineering	3,817	3,503	11,359	8,439
Other	1,256	1,156	3,974	3,505
Total cost of sales	58,184	54,705	163,077	150,498
Gross margin	35,982	34,267	99,496	102,824
Operating expenses:
Research and product development	15,219	14,084	44,428	43,869
Selling and marketing	9,365	9,552	28,093	27,371
General and administrative	11,034	10,333	31,689	28,887
Asset impairment charges	5,587	—	6,534	—
Total operating expenses	41,205	33,969	110,744	100,127
Income (loss) from operations	-5,223	298	-11,248	2,697
Other (income) expense:
Interest income	-1,484	-743	-3,369	-2,829
Interest expense	5	61	26	253
Equity gain in unconsolidated affiliates	-966	-847	-727	-848
Gain on sale of marketable securities	-43,829	–	-43,829	–
Other	313	322	-267	317
Total other (income) expense	-45,961	-1,207	-48,166	-3,107
Income before income taxes	40,738	1,505	36,918	5,804
Provision for income taxes	12,618	365	12,343	1,354
Net income	$28,120	$1,140	$24,575	$4,450
Earnings per common share:
Basic	$2.07	$0.08	$1.81	$0.33
Diluted	2.07	0.08	1.81	0.33
Dividends declared per share	$0.08	$0.08	$0.24	$0.24
Shares outstanding:
Basic	13,573	13,492	13,546	13,428
Diluted	13,614	13,508	13,588	13,506

Condensed Consolidated Balance Sheets (in thousands)

	April 30,	July 31,
	2005	2004
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$231,038	$176,637
Accounts and notes receivable, net	51,859	55,498
Inventories	69,068	65,952
Other current assets	37,386	30,034
Total current assets	389,351	328,121
Property, plant and equipment, net	90,220	91,077
Other assets	25,186	32,873
Total Assets	$504,757	$452,071
Liabilities and Stockholders’ Equity:
Notes payable and other	$179	$962
Accounts payable	22,460	21,707
Accrued liabilities	22,034	21,380
Advance payments and deferred revenue	44,816	32,406
Accrued income taxes	17,069	5,791
Total current liabilities	106,558	82,246
Obligations under capital lease	70	155
Deferred revenue	1,296	1,459
Deferred income taxes	1,487	810
Total long term liabilities	2,853	2,424
Stockholders’ Equity	395,346	367,401
Total Liabilities and Stockholders’ Equity	$504,757	$452,071